AGREEMENT BETWEEN
OWNER AND DESIGNER/BUILDER
FOR DESIGN/BUILD PROJECT

This Agreement is made and entered into the 20th day of April, 2009 by and between Grant-Hartford Corporation (OWNER) and CDM Constructors Inc. (DESIGNER/BUILDER).

In consideration of the mutual covenants and agreements set forth herein, OWNER and DESIGNER/BUILDER agree as follows:

ARTICLE 1 - THE PROJECT TEAM AND EXTENT OF AGREEMENT

The DESIGNER/BUILDER agrees to furnish or arrange for the engineering and construction services set forth herein and agrees to furnish project management and administration and superintendence, and to use its best efforts to complete the Project in an expeditious and economical manner consistent with the interests of the OWNER.

1.1.

The Project Team. The DESIGNER/BUILDER, the OWNER and the DESIGNER/BUILDER's consultants and subcontractors, collectively called the "Project Team," shall work cooperatively from the beginning of design through construction completion.

1.2.

Extent of Agreement. The Contract Documents represent the entire agreement between the OWNER and the DESIGNER/BUILDER and supersede all prior negotiations, representations or agreements. This Agreement shall not be superseded by any provisions of the documents for construction and may be amended only by written instrument signed by both OWNER and DESIGNER/BUILDER. While the OWNER may issue separate purchase orders to DESIGNER/BUILDER to satisfy OWNER's purchasing requirements, the terms and conditions of any such purchase orders issued after the date of this Agreement shall be deemed to be void and the terms and conditions of this Agreement shall be deemed substituted therefor.

1.3.	Definitions.
1.3.1.

The Project is the design and construction of a mineral processing facilities, tailings impoundments, infrastructure, and other Facilities to be located on property of OWNER situated in Granite County, Montana.

1.3.2.	The Work is the design and/or construction services required to complete the Project.

ARTICLE 2 - DESIGNER/BUILDER'S RESPONSIBILITIES

2.1.

DESIGNER/BUILDER's Services. DESIGNER/BUILDER shall furnish through its own employees or engage subcontractors or subconsultants to furnish the following services for execution and completion of the Agreement, which shall constitute the "Work."

2.1.1.

DESIGNER/BUILDER shall provide the engineering and design for the Project in accordance with the laws of the state in which the project is located. The design shall be performed with the skill and care which would be exercised by comparable qualified professional engineers performing similar services at the time such services are performed and under similar conditions. The Project Team will work together closely to see that the design is accomplished in accordance with this Agreement and any written revisions thereto. Owners membership on the Project Team is without prejudice to Owners rights and remedies for any failure of DESIGNER/BUILDER to fulfill its obligations under the Contract.

2.1.2.	The DESIGNER/BUTLDER will secure on behalf of the OWNER any construction building permits necessary for the construction of the Project.
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2.1.3.

The DESIGNER/BUILDER will provide the OWNER with a preliminary schedule for the estimated design and construction of the Project. This Schedule shall indicate the dates for the starting and completion of the various stages of the design and construction, and shall contain the necessary information to allow the OWNER to monitor the progress of the Work. It shall be revised as required by the conditions of the Work and for those conditions and events which are beyond the DESIGNER/BUILDER's control.

2.1.3.1.

Where DESIGNER/BUILDER has not expressly agreed herein to design and build the project for a specified price, or for a sum not to exceed a specified price, then DESIGNER/BUILDER assumes no responsibility for the accuracy of opinions or estimates of probable construction costs or project costs. DESIGNERIBUILDER's opinions of probable construction cost are made on the basis of DESIGNER/BUILDER's experience and qualifications and represent DESIGNER/BUILDER's best judgment and experience as a qualified design builder generally familiar with the construction industry. However, since DESIGNER/BUILDER has no control over competitive bidding or market conditions, DESIGNER/BUILDER cannot and does not guarantee that proposals, bids or actual construction cost will not vary from opinions of probable construction cost prepared by DESIGNER/BUILDER. If OWNER wishes greater assurance as to probable construction cost, OWNER shall employ an independent cost estimator to advise it.

2.1.3.2.

The DESIGNER/BUILDER will not be liable to the OWNER for any special, indirect or consequential damages whatsoever, and the DESIGNER/BUILDER's total liability to the OWNER for any and all injuries, claims, losses, expenses or damages whatsoever arising out of or in any way relating to the Project, the site, DESIGNER/BUILDER's services or work, or this Agreement, from any cause or causes, including but not limited to the DESIGNER/BUILDER's negligence, errors, omissions, breaches of warranty or contract or strict liability shall not exceed the total amount paid by the OWNER to the DESIGNER/BUILDER under this Agreement.

2.1.4.

The DESIGNER/BUILDER will provide all materials and equipment, supervision, inspection, testing, labor, tools, construction equipment and specialty items necessary to execute and complete construction of the projext

2.1.5.

The DESIGNER/BUILDER shall take necessary precautions for the safety of its employees on the Work, and shall comply with all applicable provisions of federal, state and municipal safety laws. DESIGNER/BUILDER shall include provisions in all subcontracts which require its subcontractors to be responsible for the safety of their employees on the Work, and to comply with all applicable provisions of federal, state and municipal safety laws. It is agreed that the DESIGNER/BUILDER shall have no responsibility for the abatement of safety hazards resulting from work at the job site carried on by the OWNER's separate contractors, or by the OWNER or'-persons OWNER will comply with, and agree to cause any such separate contractors or persons to comply fully with all applicable provisions of federal, state and municipal safety laws and regulations. DESIGNER/BUILDER and any DESIGNER/BUILDER subcontractors will be required to carry workers compensation insurance per Montana Law.

2.1.6.

The DESIGNER/BUILDER shall keep the premises of the Project free from accurnulation of waste materials caused by the DESIGNER/BUILDER's operations. At the completion of the Work, the DESIGNER/BUILDER shall remove from the Project the DESIGNER/BUILDER's tools, surplus materials, construction equipment, and machinery. DESIGNER/BUILDER will be responsible for keeping the project area free from accumulation of waste material caused by either DESIGNER/BUILDER or subcontractors of DESIGNER/BUILDER.

2.1.7.	The DESIGNER/BUILDER shall prepare Change Orders for the OWNER's approval and execution in accordance with this Agreement.
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2.1.8.

The DESIGNER/BUILDER shall maintain in good order at the site one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other Modifications, marked currently to record changes made during construction. These shall be delivered to the OWNER upon completion of the Project and final payment.

2.1.9.	The DESIGNER/BUILDER's scope of services is set forth in Exhibit A attached hereto and made a part of this Agreement.

2.1.10.

The DESIGNER/BUILDER's services shall not include expressly or by implication any analysis,determination or opinion as to whether the OWNER is in compliance with federal, state or local laws, statutes, ordinances or regulations.

2.1.11.

Unless expressly stated otherwise herein, the DESIGNER/BUILDER's services shall not include directly or indirectly storing, arranging for or actually transporting, disposing, treating or monitoring hazardous substances, hazardous materials, hazardous waste or hazardous oils.

2.2.	Standards and Completion.

2.2.1.

The DESIGNER/BUILDER agrees that all materials and equipment furnished under this Agreement will be new, unless otherwise specified, and that all construction work will be of good quality, free from improper workmanship and defective materials. DESIGNER/BUILDER will not be responsible, however, for defects caused by OWNER modifications, abuse, and/or improper maintenance or operation. The DESIGNER/BUILDER agrees to correct all work performed by it under this Agreement which proves to be defective in material or workmanship within a period of one (1) year after completion of the Work as defined in Paragraph 2.2. 1. I provided that OWNER furnishes written notice of such defect within such one (1) year period. DESIGNER/BUILDER provides no warranty, express or implied, for OWNER-furnished equipment or equipment, accessories and parts manufactured by others. However, any warranty or guarantee obtained by DESIGNER/ BUILDER from any such manufacturer shall be deemed to have been obtained for the benefit of OWNER and will be assigned to OWNER. The foregoing standards and warranties are the sole warranties extended by DESIGNER/BUILDER and are in lieu of all other warranties express or implied, including but not limited to, the implied warranties of merchantability and fitness for purpose.

2.2.1.1.

Unless otherwise expressly noted, the term completion in this Agreement shall mean substantial completion. Substantial completion is the stage of progress when the Work or a designated portion thereof is sufficiently complete in accordance with this Agreement so that the OWNER can occupy or utilize the Work for its intended use. The contract time is the time within which the DESIGNER/BUILDER is to achieve substantial completion of the Work, subject to adjustments as set forth in this Agreement.

2.2.2.	The DESIGNER/BUILDER will secure required certificates of inspection, testing or approval required for building construction and deliver them to the OWNER.

2.2.3.

The DESIGNER/BUILDER will not be responsible for any errors or omissions contained in or omitted from any certificates and/or independent analyses of work conducted by and/or information provided by independent laboratories or other independent contractors retained by the DESIGNER/ BUILDER in connection with the DESIGNERIBUILDER's services provided to the Owner.

2.2.4.	The DESIGNER/BUILDER will collect all equipment manuals and deliver them to the OWNER.
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3.1.	The OWNER shall provide full information regarding its requirements for the Project.
3.2.

The OWNER shall designate a representative who shall be fully acquainted with the Project and have full authority to promptly approve changes in the scope of the Project, promptly render approvals and decisions, and furnish information expeditiously and in time to meet the dates set forth in the Schedule. The OWNER's designated representative is.

3.3.

The OWNER shall furnish, for the site of the Project, topographical surveys describing the physical characteristics; soils reports and subsurface investigations; legal limitations; utility locations; and a legal description, including a property survey and Project benchmark. The OWNER agrees to assume responsibility for personal and/or property damage due to DESIGNER/BUILDER's interference with subterranean structures such as pipes, tanks and utility lilies that are not correctly shown on the documents or that are not contained in written information provided by OWNER to DESIGNER/BUILDER prior to the commencement of the Work.

3.4.

The OWNER shall secure and pay for necessary approvals, easements, assessments and charges required for the construction, connection, use, or occupancy of permanent structures or for permanent changes in existing facilities.

3.5.	The OWNER shall furnish such legal services as may be necessary for providing the items set forth in Paragraph 3.4., and such auditing services as may be required.
3.6.	If the OWNER becomes aware of any fault or defect in the Work or nonconformance with the Drawings or Specifications, it shall give prompt written notice thereof to the DESIGNER/BUILDER.
3.7.	OWNER shall bear the cost of any bonds that it may require DESIGNERMUILDER to maintain in connection with the Project.
3.8.

The services and information required by the above paragraphs shall be furnished with reasonable promptness at OWNER's expense. The DESIGNER/BUILDER shall be entitled to rely upon the accuracy and the completeness of all such information provided by the OWNER

3.9.

The OWNER shall furnish reasonable evidence satisfactory to the DESIGNER/BUILDER, prior to signing this Agreement, or upon written request of the DESIGNER/BUILDER from time to time thereafter, that sufficient funds are available and committed to pay for DESIGNER/BUILDER's total estimated charges for the Work. Whether or not the DESIGNER/BUILDER elects to proceed with work without having received such evidence, DESIGNER/BUILDER may thereafter stop work upon fifteen (15) days prior written notice if such evidence has not been furnished within a reasonable time after any such request.

3.10.

The OWNER shall have no contractual obligation to the DESIGNER/BUILDER's subcontractors and subconsultants and shall communicate with such subcontractors and subconsultants only through the DESIGNER/BUILDER.

3.11.	The OWNER shall pay for all utility connection fees and special facility charges rendered by utilities for connection of permanent utility services to the Project.
3.12

The OWNER shall be responsible for the long-term storage and disposal of waste materials generated as a result of sampling, pilot testing, and/or monitor well construction and development. DESIGNER/BUILDER shall place such waste materials in containers for temporary storage on site consistent with industry practice.

3.13.	The OWNER shall sign any and all required manifests relating to the generation, transportation, storage, treatment and disposal of all wastes arising out of or related to the Project and/or the Work.
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ARTICLE 4 - SUBCONTRACTS

4.1.

Selection of Subcontractors. All portions of the Work that the DESIGNER/BUILDER does not perform with its own forces shall be performed under subcontracts. The DESIGNER/BUILDER shall select competent Subcontractors and shall be responsible for the management of the Subcontractors' performance of their work. DESIGNER/BUILDER will be liable for all subcontractor work for DESIGNER/BUILDER subcontractor.

ARTICLE 5 - CONTRACT TIME SCHEDULE AND SUBSTANTIAL COMPLETION

5.1.	Contract Time.

5.1.1.	The Work to be performed under this Agreement shall be performed in accordance with the Schedule provided pursuant to Paragraph 2.1.3.

5.1.2.	The term "day" as used in this Agreement shall mean calendar day, unless otherwise specifically designated.

5.2.	Delays.

5.2.1.

If the DESIGNER/BUILDER is delayed at any time in the progress of the Project by any act of the OWNER, or any separate contractor employed by the OWNER or by the action of any governmental agency or regulatory body, or by change orders in the Project, or by labor disputes, fire, unusual delay in transportation, unusual delay in issuance of building permits or zoning or utility services, unusual delay or shortages in material supplies, adverse weather conditions not reasonably anticipatable, unavoidable casualties, acts of God, or any other causes beyond the DESIGNER/BUILDER's reasonable control, then the time within which the Work is to be completed shall be adjusted accordingly.

5.2.2.

If DESIGNER/BUILDER is delayed by any act of OWNER or by any separate contractor employed by OWNER or for any other cause for which the OWNER is responsible, then in addition to an extension of the contract time, DESIGNER/BUILDER will be compensated for all costs which it incurs as a result of such delay, and a change order will be issued therefore. This Section 5.2.2 is subject to the provisions of Section 11.8.

ARTICLE 6 - CHANGES IN THE PROJECT

6.1.	Change Orders.

6.1.1.

Any work not contained in the scope of work set forth in Exhibit A shall be a change and shall be performed by DESIGNER/BUILDER only pursuant to a written Change Order to this Agreement signed by OWNER and DESIGNER/BUILDER. Such a Change Order may increase or decrease the Work within the general scope of this Agreement. If this Change Order causes an increase in the cost of the Work, or of the time required for the performance of the Work, DESIGNER/BUILDER shall be paid a lump sum acceptable to both parties and/or shall be granted all extension of the contract time.

6.1.2.

The Work included in this Agreement shall be limited to that work specifically set forth in Exhibit A. The performance or furnishing of any such items by DESIGNER/BUILDER that are not included in the scope of work set forth in Exhibit A shall be pursuant to a Change Order issued in accordance with Paragraph 6. 1. 1.

6.1.3.

In the event OWNER requests DESIGNER/BUILDER to develop information necessary for the consideration of a change in the Project, and such a change is not adopted, OWNER shall DESIGNER/BUILDER for the fair and reasonable costs which it incurs in connection with such efforts.

6.2.	Concealed Conditions.If concealed or unknown conditions that affect the performance of the Work are

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encountered, which conditions are not ordinarily found to exist or which differ materially from those generally recognized as inherent in work of the character provided for under this Agreement, notice by the observing party shall be given promptly to the other party and, if possible, before conditions are disturbed, and upon claim made by the DESIGNER/BUILDER, the Contract Price and Schedule shall be equitably adjusted by Change Order to reflect additions and/or deductions to the cost and time required which result from such concealed or unknown conditions.

6.3.	Regulatory Changes.The DESIGNER/BUILDER shall be compensated for changes in the Work necessitated by the enactment or revision of codes, laws or regulations subsequent to the date of this Agreement

ARTICLE 7 - PAYMENTS TO THE DESIGNER/BUILDER

7.1.	Payments.

7.1.1.	The type and form of compensation for DESIGNER/BUILDER shall be as specified in Exhibit A.

7.1.2.

DESIGNER/BUILDER shall submit to the OWNER monthly invoices covering the period ending on the last day of the preceding month which shall indicate the total amount due to the DESIGNER/ BUILDER for work performed for the preceding month. The OWNER shall have the right of inspection and verification of DESIGNER/BUILDER's invoice and shall have five (5) days within which to approve the invoice.

7.1.3.

If the OWNER fails to make any payment due DESIGNER/BUILDER for services and expenses within thirty (30) days after receipt of DESIGNER/BUILDER's statement therefor, the amount due DESIGNER/BUILDER shall include an additional charge of one (1%) percent per month of all amounts due but not paid after said thirtieth day. As an additional remedy, DESIGNER/BUILDER may, after giving seven (7) days' written notice to the OWNER, suspend services under this Agreement until DESIGNER/BUILDER has been paid in full for all amounts due for services, expenses and charges.

7.2.

Title Free of Liens.The DESIGNER/BUILDER agrees that title to all Work, including materials and equipment incorporated in the Project covered by any invoice will pass to the OWNER upon receipt of payment of the full amount of DESIGNER/BUILDER's invoice therefor, free and clear of all liens, claims, security interests or encumbrances, hereinafter referred to as Liens. DESIGNER/BUILDER, at its own expense, shall indemnify, defend and save harmless OWNER against Liens filed on the property of OWNER by subcontractors, material men or suppliers of DESIGNER/BUILDER for amounts due them from DESIGNER/BUILDER for Work, the cost of which has been paid by OWNER to DESIGNER/BUILDER.

7.3.	Waiver of Claims.The making of final payment shall constitute a waiver of all claims by OWNER except those arising from:

7.3.1.	Unsettled liens.

7.3.2.	Defects in materials or workmanship appearing after final inspection.

7.3.3.	Any breach of continuing obligations in this Agreement on the part of DESIGNER/BUILDER.

8.1	Indemnity.

8.1.1.

The DESIGNER/BUILDER shall indemnify, defend and hold the OWNER harmless from all claims and suits for damages arising from personal injuries, including death, injury or destruction of tangible property (other than the Work itself), including loss of use resulting therefrom to the extent caused by the sole negligence of the DESIGNER/BUILDER, and from all judgments recovered therefor, and from all

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expenses for defending claims or suits, including court costs and attorney's fees, resulting therefrom. DESIGNER/BUILDER shall have no duty to indemnify OWNER hereunder against claims arising as a result of OWNER's sole or contributing negligence or the sole or contributing negligence of any other party. In no event shall DESIGNEWBUILDER be responsible, under this paragraph or otherwise, for any indirect, special or consequential damages of any kind.

8.1.2.

Upon and after final completion of the Project, OWNER shall indemnify, defend and hold the DESIGNER/BUILDER harmless from all claims and suits for damages arising from personal injuries or damage to property, and from all judgments recovered therefor, and from all expenses for defending such claims or suits resulting from the OWNER's sole or contributing negligence, including but not limited to court costs and attorney's fees, which result from the OWNER's negligent use, operation or maintenance of the facilities, equipment or materials provided by DESIGNER/BUILDER under this Agreement.

8.2.	DESIGNER/BUILDER'S Insurance.The DESIGNER/BUILDER shall purchase and maintain the following insurance to cover DESIGNER/BUILDER's performance under this Agreement:

8.2.1.

Workers' Compensation insurance in full compliance with workers' compensation laws of the states within which any part of the work is to be performed, together with employer's liability coverage with minimum limits of liability in the amount of $ 1,000,000 for each occurrence.

8.2.2.

Commercial Automobile Liability Insurance covering all owned, hired and non-owned vehicles with the following minimum limits of liability:

Combined single limit - $1,000,000 each occurrence and $2,000,000 aggregate.

8.2.3.

Commercial General Liability Insurance including Independent Contractor's coverage with the following minimum limits of liability:

Combined single limit - $1,000,000 each occurrence and $2,000,000 aggregate

The DESIGNER/BUILDER's Commercial General Liability Policy shall also include blanket contractual liability coverage.

8.3.

Professional Liability Insurance.The DESIGNER/BUILDER shall maintain Professional Liability Insurance coverage for en ors and omissions for the design portion of the work. The following limits of liability shall apply: $4,500,000 aggregate.

8.4.

Certificates.DESIGNER/BUILDER shall furnish to OWNER promptly following the execution of this Agreement, certificates evidencing the maintenance of said insurance. The certificates shall provide that thirty 30) days written notice shall be given to OWNER before the insurance policies noted herein are changed or canceled. Insurance certificates shall be attached as Exhibit(s) B hereto.

8.5.	OWNER's Liability Insurance.The OWNER shall be responsible for purchasing liability insurance to protect the OWNER against claims which may arise from operations under this Project.

ARTICLE 9 - TERMINATION OF THE AGREEMENT

9.1.

Termination by OWNER for Cause.If the DESIGNER/BUILDER fails or neglects to carry out the Work in accordance with this Agreement, the OWNER may give written notice that the OWNER intends to terminate this Agreement, If the DESIGNER/BUILDER fails to correct or to take steps to correct the defaults, failure or neglect cited by the OWNER in such notice within seven (7) days after being given such notice, the OWNER may then give a second written notice and, after an additional seven (7) days if the DESIGNER/BUILDER fails to correct or to take steps to correct as aforesaid, the OWNER may make good such deficiencies and may deduct the cost thereof from payments due the DESIGNER/BUILDER or, at the OWNER's option, may terminate the

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employment of the DESIGNER/BUILDER, take possession of the site and finish the Work by whatever method the OWNER may deem expedient.

9.2.

Termination by OWNER Without Cause.In addition to termination under Article 9. 1, OWNER may terminate this Agreement without cause upon thirty (30) days' written notice to DESIGNER/BUILDER. Upon such termination, OWNER shall reimburse the DESIGNER/BUILDER for any unpaid portions of the Contract Price due it under Article 7 for the Work to date of termination. In addition, OWNER shall also pay to the DESIGNER/BUILDER fair compensation, either by purchase or rental at the election of the OWNER, for any equipment retained. In case of such termination of this Agreement, the OWNER shall further assume and become liable for obligations, commitments and unsettled claims that the DESIGNER/ BUILDER has previously undertaken or incurred in good faith in connection with said Work, actual cancellation penalties for outstanding contracts and undelivered materials or equipment on orders, and any demobilization costs, plus 10% of such costs as additional DESIGNER/BUILDER's fee. The-DESIGNER/ BUILDER shall, as a condition of receiving the payments referred to in this Article, execute and deliver all such papers and take all such steps, including the legal assignment of its contractual rights, as the OWNER may require for the purpose of fully vesting in the OWNER the rights and benefits of the DESIGNER/ BUILDER under such obligations or commitments.

9.2.1.

Permanent Abandonment.In the event of permanent abandonment of the Project, the OWNER may terminate this Agreement upon thirty (30) days prior written notice to the DESIGNER/BUILDER. In such event, the OWNER shall pay DESIGNER/BUILDER for all amounts due him under Article 7 for work performed or labor, materials or equipment furnished, and for any proven loss or damages sustained by DESIGNER/BUILDER including but not limited to loss upon materials, equipment, tools and construction equipment and machinery.

9.3.

Termination by DESIGNER/BUILDER.If the OWNER fails to make payment when due, in addition to any other remedies in this Agreement or provided by law, DESIGNER/BUILDER may give written notice of its intent to terminate this Agreement for non-payment. If the DESIGNER/ BUILDER fails to receive full payment of amounts due within seven (7) days after such notice to the OWNER, then DESIGNER/BUILDER may give a second written notice that the Agreement will terminate in seven (7) days if the DESIGNER/BUILDER does not receive payment in full for all amounts due prior to the expiration of such seven (7) day period. In the event of such termination, the DESIGNER/BUILDER may recover from the OWNER payment for all work executed and equipment and machinery plus 20% of all such costs as DESIGNER/BUILDER's additional fee.

ARTICLE 10 - DISPUTE RESOLUTION

10.1.

Mediation.The OWNER and the DESIGNER/BUILDER agree that they shall first submit any and all disputes and other matters in question between them arising out of or relating to this Agreement or the breach thereof to mediation in accordance with the Construction Mediation Rules of the American Arbitration Association in Boston, Massachusetts, prior to either of them initiating against the other a demand for arbitration. Participation in such mediation shall be a condition precedent to arbitration unless mediation is waived in a writing executed by both parties.

10.2.

Claims and Disputes.Claims, disputes and other matters in question between the parties to this Agreement which are not resolved by mediation or with respect to which mediation is waived by both parties, which arise out of or relate to the Agreement ol the breach thereof shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties agree otherwise.

10.3.

Notice of Demand.Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The locale shall be Boston, Massachusetts. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen and after mediation has occurred as set for in Paragraph I 0. 1. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding

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based on such claim, dispute or other matter in question.

10.4.	Binding Decision.The award rendered by arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

10.5.

Continuing Obligations.. Unless otherwise agreed in writing, DESIGNER/BUILDER shall carry on the Work and maintain its progress during any mediation or arbitration proceedings, and the OWNER shall continue to make payments to the DESIGNER/BUILDER in accordance with the Contract Documents.

10.6.	Survival of Provisions.This Article 10 shall survive the performance or termination of this Agreement.

ARTICLE 11 - MISCELLANEOUS

11.1.

Successors and Assigns.This Agreement shall be binding on the successors, assigns, and legal representatives of the OWNER or DESIGNER/BUILDER. Neither party shall assign, sublet or transfer an interest in the Agreement without the written consent of the other.

11.2.

Use of Documents.The drawings, specifications and other documents furnished by the DESIGNER/BUILDER are instruments of service and, except by written agreement executed by the DESIGNER/ BUILDER relating to use, liability and compensation therefor, shall not be used by the OWNER on other projects, for additions to this Project or for completion of this Project by others unless the DESIGNER /BUILDER is terminated for cause under this Agreement.

11.3.

Status of DESIGNER/BUILDER.Nothing contained in this Agreement shall be construed or interpreted as requiring DESIGNERIBUILDER to assume the status of a generator, storer, operator, transporter, treater, or disposal facility as those terms appear within the Resource Conservation Recovery Act, 42USCA, Section 6901, et seq. (RCRA), or within any other federal or state statute of similar effect governing the treatment, storage, transportation or disposal of waste.

11.4.

Copyrights.Submission or distribution of documents to meet official regulatory requirements or for other purposes in connection with the Project is not to be construed as publication in derogation of the DESIGNER/BUILDER's common law copyrights or other reserved rights.

11.5.

Reporting Requirements.To the extent required by law, OWNER shall promptly report regulated conditions, including without limitation, the discovery of releases of hazardous substances, at the site to the appropriate public authorities in accordance with applicable law.

11.6.	Governing Law.This Agreement shall be governed by the law in effect at the location of this Project.

11.7.	Notices.Except as written elsewhere in this Agreement, all written communications to OWNER and DESIGNER/BUILDER shall be sent with distribution to the recipient as set out below.

OWNER Grant Hartford Corporation 619 S.W. Higgins Ave. Suite O Missoula, MT Attn: Aaron Charlton	DESIGNER/BUILDER CDM Constructors Inc. 50 west 14thStreet 2ndFloor Helena, MT 59601 Attn: Brian Antonioli Andrew Carson
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11.8.

Mutual Waiver of Consequential Damages.Notwithstanding any other provision of this Agreement to the contrary, neither party shall be liable to the other for lost profits or any special, indirect, incidental, or consequential damages in any way arising out of this Agreement however caused under a claim of any type or nature based on any theory of liability (including, but not limited to: contract, tort, or warranty) even if the possibility of such damages has been communicated.

11.9.

UNPAID INVOICES.If OWNER, for any reason, fails to make payment due DESIGNER/BUILDER for services and expenses within thirty days after receipt of DESIGNER/BUILDER's invoice therefor, the amounts due DESIGNER/BUILDER will be increased at the rate of 1.0% per month (or the maximum rate of interest permitted by law, if less) from said thirtieth day; and, in addition, DESIGNER/BUILDER may, after giving seven days written notice to OWNER, suspend services under this Agreement until DESIGNER/BUILDER has been paid in full all amounts due for services, expenses and charges. Payments will be credited first to interest and then to principal. In the event of a disputed or contested billing, only that portion so contested may be withheld from payment, and the undisputed portion will be paid.

The Prevailing Party in any Contract dispute can recover all costs of collection including but not limited to reasonable attorneys' fees, collection fees and court costs incurred by DESIGNER/BUILDER to collect properly due payments.

11.10.

Partial Invalidity.The invalidity of any part or portion of this Agreement shall not affect or impair in any way the validity, enforceability or effect of the remaining provisions hereof. In the event any provision herein is found to be invalid, then such provision shall be deemed to be deleted and all other provisions in the Agreement will remain in full force and effect.

11.11.	Entire Agreement.The documents which comprise the entire Agreement between OWNER and DESIGNER/BUILDER concerning the Work (referred to herein as the Contract Documents) consist of the following:

1.	This Agreement (pages 1 to 10 inclusive).

2.	Exhibits: A. Scope of Work B. Insurance Certificates C. Confidentiality Agreement

There are no documents other than those listed above in this Article I 1. I 1. This Agreement may only be amended, modified, or supplemented by written agreement duly executed by OWNER and DESIGNER/BUILDER.

IN WITNESS WHEREOF, the parties hereto have read the foregoing, understand completely these terms and conditions, and willingly enter into this Agreement.

WITNESS our hands and seals this 20th day of April, 2009.

OWNER By:/s/Eric Sauve Print Name: Eric Sauve	DESIGNER/BUILDER CDM Constructors, Inc,: By:/s/Gary Laakso Print Name: Gary Laakso
Constructors/Owner/Non-Hazardous/6/12/02	Page 10

EXHIBIT A
TO
AGREEMENT BETWEEN
OWNER AND DESIGNER/BUILDER
FOR
DESIGN/BUILD SERVICES

This is an Exhibit attached to and made a part of the Agreement dated April 20th, 2009, between CDM Constructors Inc. (Designer/Builder) and Grant-Hartford Corporation (Owner).

This Exhibit describes the Scope of Services, Time Schedule, Charges, and Payment Conditions for the Project known as: Garnet Mine Development Project

The Project is the design and construction of a mineral processing facilities, tailings impoundments, infrastructure, and other to be located on property of Owner situated in Granite County, Montana.

1.0	Scope of Work. Designer/Builder shall provide for Owner the following specific services and work:

Work

will be conducted on a Task Order basis with each task requiring written authorization by each party along with an estimated cost for that task. Each approved task order will be included as an attachment to this Exhibit A. Proposed Task 1, 2, 3, and 4 will be completed on a lump sum basis based on work activities described in the individual task orders, based on CDM's ability to project the required level of effort for completion of the tasks. Tasks 5, 6, 7, and 8 will be completed on a cost plus fixed fee basis.

A preliminary list of potential tasks is provided below, but work may include activities not specifically identified herein.

Task 1.

Develop preliminary process flow sheet. Under this task CDM will will evaluate ore samples to be sent to metalurgical laboratory, assist with specifying sample preparation, analytical procedures, and metallurgical testing, assist with selection and/subcontract with the metallurgical lab, assist with development of a request for proposals (RFP) including specifying process flow sheet parameters and process design criteria. The goal of this task is to further define process design criteria and flow sheet (or multiple options) and finalize a preliminary process flow sheet.

Task 2

Finalize process flow sheet, design criteria, and mill circuit-equipment specifications. CDM will develop specifications/RFP for mill circuit equipment, obtain proposals from multiple suppliers (for example Scotia, Lyntech, etc.), select/subcontract with mill supplier, and finalize process flow sheet, design criteria, and mill circuit equipment specifications, It is expected that Owner will support this process and provide the final decision regarding the selection of suppliers.

Task 3

Preliminary design of mill and tailings facilities. CDM will prepare a preliminary (30%) design of the mill facilities including a preliminary estimate of costs to construct the facilities. CDM will subcontract as necessary for specialty services such as tailings facility design and surveying. The design will include the general facilities location, orientation, layout, and access; an engineering survey of the mill and tailings areas; preparing a process flow diagram (PFD); primary and ancillary equipment layout; piping and instrumentation diagrams (P&IDs); mill electrical one line diagram; building and foundation; tailings facilities; and other infrastructure (water, power supply and utilities). CDM will prepare preliminary engineer's estimate to construct. As necessary, CDM will also prepare other technical reports or analysis to support the design that may include geotechnical, surface water

ExA/EE&C/Owner/Cost Plus/011799	Page 1 of 5

hydrology, or stability analysis. It is expected that the Owner will provide final decisions regarding the selection of necessary sub contractors for the tailings impoundment, surface water testing, permitting issues, etc.

Task 4

Pre-final design of mill and tailings facilities. CDM will prepare a pre-final (60%) design of the mill facilities. To support this effort CDM will obtain quotes/bids on equipment and materials, finalize equipment and materials list, revise plans and specifications to pre-final, obtain quotes/bids from subcontractors; and prepare pre-final estimate to construct.

Task 5

Construct mill and tailings facilities. CDM will construct the mill facilities including procuring all subcontractors and equipment. Work may include but not necessarily be limited to obtaining/verifying all necessary permits; procuring all equipment and materials; procuring all subcontractors; scheduling the work; and constructing the work in accordance with the Owner-approved design plans.

Task 6

Assist with permitting, CDM will assist the Owner with permit preparation, studies, data gathering, data analysis, environmental studies, or other activities necessary for securing operating and other regulatory permits. This may also include baseline data collection/NEPA analysis.f6r future operating permit. It is expected that Owner will provide final decisions regarding the selection of sub-contractors for this effort.

Task 7	Assist with mine development planning. CDM will assist with mine planning and development. This may include analysis of or providing recommendations for underground or open pit mining operations.

Task 8	Community/stockholder relations. CDM will provide as-requested assistance including attending meetings, preparation of memoranda or fact sheets, or other activities requested by the Owner.

2.0	Time and Schedule. The time periods for the performance of Designer/Builder's services and work are as follows:

Work can begin immediately upon signature of this Contract and authorization of the first Task Order. The schedule for each activity will be specified within each Task Order. Owner will authorize each task based upon their funding availability and CDM will not proceed without a written authorization via Task Order.

3.0	Compensation and Invoicing. Compensation for services and work of Designer/Builder described in this Exhibit will be on the following basis:

3.1	The Owner agrees to reimburse the Designer/Builder for the Cost of the Work as defined herein. Such reimbursement shall be in addition to the Designer/Builder's fee as set forth herein.

3.2

The Owner agrees to pay the Designer/Builder in current funds as compensation for its work and services a Designer/Builder's fee as follows: A negotiated Lump Sum for Each Task Order in Tasks 1 through 4, and our costs as described in 3.5 including our Federally approved audited overhead plus 12.5% for Tasks 5 - 8. Tasks- 5-8 will not begin until a more detailed cost estimate has been obtained and not with out written approval from Owner. For significant equipment and other expenditures in excess of $25,000, CDM will obtain owner pre-approval and pre-bill such items so that Owner can coordinate purchases with their cash flow. If owner requests, Designer/Builder will pi e-qualify and obtain a minimum of two bids for the selection of each subcontractor. If Designer/Builder elects to utilize a subcontractor that is not the low bidder, Design/Builder must obtain written approval of owner.

3.3.	The Designer/Builder shall be paid 95 percent (95%) of the proportional amount of its fee with each progress payment, and the balance of the fee shall be paid at the time of final payment.

3.4	For Changes in the Work, the Designer/Builder shall be reimbursed for the Cost of the Work, plus Designer/Builder's fee which shall be adjusted as follows:
ExA/EE&C/Owner/Cost Plus/011799	Page 2 of 5

Out of scope services will be charged at our cost as described in 3.5 below including our audited overhead plus 12.5%.

3.5

Cost of the Work.The term Cost of the Work shall mean costs necessarily incurred in the proper performance of the Work and paid by the Designer/Builder. Such costs shall be at rates not higher than the standard paid in the locality of the Work except with prior consent of the Owner, and shall include the items set forth below.

3.5.1

Wages paid for labor in the direct employ of the Designer/Builder in the performance of the Work under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by the Owner and Designer/Builder, and including such welfare or other benefits, if any, as may be payable with respect thereto.

3.5.2

Salaries of Designer/Builder's personnel when stationed at the field office, in whatever capacity employed. Personnel engaged, at shops or on the road, in expediting the production or transportation of materials or equipment, shall be considered as stationed at the field office and their salaries paid for that portion of their time spent on this Work.

3.5.3

Cost of contributions, assessments or taxes incurred during the performance of the Work for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries, or other remuneration paid to employees of the Designer/Builder and included in the Cost of the Work under Subparagraphs 3.5.1 and 3.5.2.

3.5.4	The portion of reasonable travel and subsistence expenses of the Designer/Builder or of his officers or employees incurred while traveling in discharge of duties connected with the Work.

3.5.5	Cost of all materials, supplies and equipment incorporated in the Work, including costs of transportation thereof.

3.5.6	Payments made by the Designer/Builder to Subcontractors for Work performed pursuant to Subcontracts under this Agreement.

3.5.7

Cost, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workers, which are consumed in the performance of the Work, and cost less salvage value on such items used but not consumed which remain the property of the Designer/Builder.

3.5.8

Rental charges of all necessary machinery and equipment, exclusive of hand tools, used at the site of the Work, whether rented from the Designer/Builder or others, including installation, minor repairs and replacements, dismantling, removal, transportation and delivery costs thereof, at rental charges consistent with those prevailing in the area.

3.5.9	Cost of premiums for all bonds and insurance which the Designer/Builder is required by the terms of this Agreement to purchase and maintain.

3.5.10	Sales, use or similar taxes related to the Work and for which the Designer/Builder is liable imposed by any governmental authority.

3.5.11	Permit fees, royalties, damages for infringement of patents and costs of defending suits therefor, and deposits lost for causes other than the Designer/Builder's negligence.

3.5.12

Losses and expenses, not compensated by insurance or otherwise, sustained by the Designer/Builder in connection with the Work, provided they have resulted from causes other than the fault or neglect of the Designer/Builder. Such losses shall include settlements made with

ExA/EE&C/Owner/Cost Plus/011799	Page 3 of 5

the written consent and approval of the Owner. No such losses and expenses shall be included in the Cost of this Work for the purpose of determining the Designer/Builder's Fee. If, however, such loss requires reconstruction and the Designer/Builder is placed in charge thereof, he shall be paid for his services a Fee proportionate to that stated in Paragraph 3.2.

3.5.13	Minor expenses such as telegrams, long distance telephone calls, telephone service at the site, expressage, and similar petty cash items in connection with the Work.

3.5.14	Cost of removal of all debris.

3.5.15	Costs incurred due to an emergency affecting the safety of persons and property.

3.5.16	Other costs incurred in the proper performance of the Work incurred and/or paid by the Designer/Builder.

3.6

Discounts, Rebates and Refunds. All cash discounts shall accrue to the Designer/Builder unless the Owner deposits funds with the Designer/Builder with which to make payments, in which case the cash discounts shall accrue to the Owner. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment shall accrue to the Owner, and the Designer/Builder shall make provisions so that they can be secured. All discounts, rebates and refunds will be applied to the balance owed by the owner to the Designer/Builder. Designer/Builder will calculate the 12.5% Fee after discounts are applied.

3.7

Accounting Records. The Designer/Builder shall check all materials, equipment and labor entering into the Work and shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement, and the system shall be satisfactory to the Owner. The Owner shall be afforded access to the Designer/Builder's records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement, and the Designer/Builder shall preserve all such records for a period of one year, or for such longer period as may be required by law, after completion of the Work.

3.8

Applications for Payment. The Designer/Builder shall, at least ten (10) days before each payment falls due, deliver to the Owner an itemized statement, showing all moneys paid out or costs incurred by it on account of the Cost of the Work during the previous month for which he is to be reimbursed under Article 5 and the amount of the Designer/Builder's Fee due as provided in Paragraphs 3.3, together with payrolls for all labor and such other data supporting the Designer/Builder's right to payment for Subcontracts or materials as the Owner may reasonably require.

3.9	The Owner will promptly review the Designer/Builder's Applications for Payment. The amount of such Applications shall be payable by the Owner not later than the last day of each month.

3.10

Final payment, constituting the entire unpaid balance of the Cost of the Work and of the Designer/Builder's Fee, shall be paid by the Owner to the Designer/Builder within ninety (90) days after Substantial Completion of the Work, provided the Work has been completed and the Contract performed.

4.0

Terms and Conditions. The terms and conditions of the Agreement referred to above shall apply to this Exhibit except to the extent expressly modified by this Exhibit. In the event of any such modification, the modification shall be set forth below and the Section of the Agreement to be modified shall be specifically referenced. Modifications included in this Exhibit are:

5.0	Terms and Provisions in Conflict. If the provisions set forth in the Agreement are in conflict with the provisions set forth in this Exhibit, the provisions of this Exhibit shall govern.
ExA/EE&C/Owner/Cost Plus/011799	Page 4 of 5

Acceptance of the terms of this Exhibit is acknowledged by the following authorized signatures of the parties to the Agreement;

OWNER

Grant-Hartford Corporation

By:/s/Eric Sauve

Title: President & CEO

DESIGNER/BUILDER

CDM Constructors Inc

By:/s/Gary Laakso

Title: Vice President
ExA/EE&C/Owner/Cost Plus/011799	Page 5 of 5

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY) 04/23/2009

PRODUCER
Aon Risk Services, Inc. of Massachusetts
One Federal Street
Boston MA 02110 USA

PHONE - (866) 283-7122 FAX - (847) 953-5390

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

INSURED
CDM Constructors Inc
555 17th Street
Denver CO 80202 USA

INSURERS AFFORDING COVERAGE		NAIC #
INSURER A:	American Guarantee & Liability Ins Co	26247
INSURER B:	American Zurich Ins Co	40142
INSURER C:	Lloyd's of London	0005FI
INSURER D:	ACE American Insurance Company	22667
INSURER E:	American International Specialty Lines	26883

Holder Identifier :

Certificate No : 570034068195

COVERAGES

SIR applies per terms and conditions of the policy

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

LIMITS SHOWN ARE AS REQUESTED

INSR LTR	ADD'L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE(MM\DD\YY)	POLICY EXPIRATION DATE(MM\DD\YY)	LIMITS	
A		GENERAL LIABILITY [X] COMMERCIAL GENERAL LIABILITY [ ] CLAIMS MADE [X] OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: [ ] POLICY [X] PROJECT [ ] LOC	GL0837663213	01/01/09	01/01/10	EACH OCCURRENCE	$1,000,000
						DAMAGE TO RENTED PREMISES (Ea occurence)	$100,000
						MED EXP (Any one person)	$5,000
						PERSONAL & ADV INJURY	$1,000,000
						GENERAL AGGREGATE	$2,000,000
						PRODUCTS - COMP/OP AGG	$2,000,000
A		AUTOMOBILE LIABILITY [X] ANY AUTO [X] ALL OWNED AUTOS [ ] SCHEDULED AUTOS [X] HIRED AUTOS [X] NON OWNED AUTOS [X] Comp ded - $1000 [X] Coll ded - $1000	BAP837663113	01/01/09	01/01/10	COMBINED SINGLE LIMIT (Ea accident)	$2,000,000
						BODILY INJURY (Per person)	
						BODILY INJURY (Per accident)	
						PROPERTY DAMAGE (Per accident)	
		GARAGE LIABILITY [ ] ANY AUTO				AUTO ONLY - EA ACCIDENT	
						OTHER THAN AUTO ONLY: EA ACC	
						AGG	
D		EXCESS /UMBRELLA LIABILITY [X] OCCUR [ ] CLAIMS MADE [ ] DEDUCTIBLE [X] RETENTION $100,000	XOOG23890999	01/01/09	01/01/10	EACH OCCURRENCE	$1,000,000
						AGGREGATE	$1,000,000
B		WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR / PARTNER / EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below	WC837663314	01/01/09	01/01/10	X WC STATUTORY LIMITS / OTHER	
						E.L. EACH ACCIDENT	$1,000,000
						E.L. DISEASE-EA EMPLOYEE	$1,000,000
						E.L. DISEASE-POLICY LIMIT	$1,000,000
C		OTHER Archit&Eng Prof	QK0901367	01/01/09	01/01/10	Each Claim USD	$3,000,000
						Aggregate USD	$4,500,000

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/EXCLUSIONS ADDED BY ENDORSEMENT/SPECIAL PROVISIONS

Contractual Liability is included under the General Liability policy where required by written contract. Cancellation Provision shown herein is subject to shorter or longer time periods depending on the jurisdiction of, and reason for, the cancellation.

CERTIFICATE HOLDER

Grant Hartford Corporation
Attn: Aaron Charlton
619 SW Higgins Avenue, Suite O
Missoula MT 59803 USA

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE *Aon Risk Services Inc, of Massachusetts*

ACORD 25 (2001/08)

ACORD CORPORATION 1988